EXHIBIT 16.1

December 18, 2006

U.S. Securities and Exchange Commission
Washington, D.C.   20549

Ladies and Gentlemen:

We have read the first six paragraphs of Item 4 included in the Form 8-K of Pure Cycle Corporation dated December 18, 2006 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Anton Collins Mitchell LLP